[SEGMENT-NAME]  OPINION
















                         BAKER & DANIELS
                    300 North Meridian Street
                            Suite 2700
                   Indianapolis, IN  46204-1782
                          (317) 237-0300



May 18, 1994




American General Finance Corporation
601 N.W. Second Street
Evansville, Indiana  47708

     Re:  6-5/8% Senior Notes due June 1, 1997

Ladies and Gentlemen:

     We  have  acted  as  counsel  to  American  General  Finance
Corporation,   an  Indiana   corporation   (the  "Company"),   in
connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of the Company's 6-5/8% Senior Notes due June 1, 1997 (the "Notes"), including the preparation of:

     (a)  The  Company's  Registration   Statement  on   Form S-3
(Registration   No. 33-57910)  (the   "Registration  Statement"),
including the Prospectus, dated March 1, 1993, constituting a part thereof (the "Prospectus").

     (b) The Pricing Agreement, dated May 17, 1994, including the Underwriting Agreement incorporated therein, between the Company and the underwriter of the Notes (together, the "Pricing
Agreement").

     (c) The Senior Indenture, dated as of February 1, 1993, between the Company and Citibank, N.A., as Trustee, pursuant to which the Notes are to be issued (the "Indenture").

     For purposes of this opinion, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we have deemed advisable; and we have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to facts material to this opinion, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

     The laws covered by the opinions expressed herein are limited to the laws of the State of Indiana and the federal laws of the United States.

     On the basis of and subject to the foregoing, we are of the opinion that:

     1. The Company is existing as a corporation under the laws of the State of Indiana.

     2. The issuance of the Notes has been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, authenticated, sold and delivered in accordance with the terms of the Indenture and as described in the Registration Statement and in the Pricing Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                              Yours very truly,


                              /s/  BAKER & DANIELS